Press Release	For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

PHOTRONICS NARROWS SECOND QUARTER OF FISCAL 2015 REVENUE GUIDANCE
TO HIGH END OF RANGE AND EXPECTS EPS ABOVE RANGE IN ADVANCE OF
JEFFERIES CONFERENCE PRESENTATION

COMPANY TO WEBCAST PRESENTATION TOMORROW AT 9:30 AM ET

BROOKFIELD, Connecticut May 11, 2015 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, narrowed its guidance range on revenue and expects earnings per share (EPS) above its previous guidance range for the second quarter of fiscal 2015 in advance of its presentation at the Jefferies 2015 TMT Conference.

For the second quarter ended May 3, 2015, Photronics expects revenues will be approximately $127 million and EPS will be in the range of $0.11 to $0.12, compared with previous guidance announced on its first quarter conference call of revenues in the range of $121 to $128 million and EPS in the range of $0.04 to $0.09.

"Increased demand for advanced memory photomasks and stronger shipments of FPD masks drove our revenues towards the high end of our guidance," stated Peter Kirlin, Photronics' chief executive officer. "Based upon strong operational execution, we expect to deliver earnings per share above the high end of our EPS guidance range."

Photronics is scheduled to present at the Jefferies 2015 TMT Conference on Tuesday, May 12 at 9:30 a.m. Eastern Time in Miami. A live webcast of the presentation can be accessed at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, “could”, “estimate”, “intend”, “may”, “will” and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.